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                                                  EXHIBIT 20


(LOGO) CROWN CENTRAL PETROLEUM CORPORATION
REFINERS / MARKETERS OF PETROLEUM PRODUCTS & PETROCHEMICALS
ONE NORTH CHARLES STREET, P.O. BOX 1168, BALTIMORE, MARYLAND 21203, (410)
539-7400


OCTOBER 29, 1998


RESULTS THIRD QUARTER 1998
--------------------------

Dear Shareholders:

     For the third quarter of 1998, Crown Central Petroleum had a net profit of $3.1 million ($.31 per share) compared to a net profit of $11.3 million ($1.16 per share) for the same period in 1997. Sales and operating revenues in the quarter amounted to $312.5 million compared to $414.5 million last year. For the first nine months of the year, Crown reported a net loss of $12.8 million ($1.30 per share) on revenues of $979.3 million. This compares to a net profit of $19.9 million ($2.04 per share) on revenues of $1.2 billion for the same period in 1997.

     A significant domestic inventory surplus, largely resulting from the 1998 mild winter coupled with high refining utilization rates, continued to depress industry-wide refining margins. However, the Company's $2.57 per barrel margin realized by our refineries in the third quarter compared favorably with the market 3.2.1 crack spread of $2.52. Such performance reflects the Company's ability to produce above market performance in a challenging refining environment.

     West Texas Intermediate crude oil prices were weak and averaged $13.98 per barrel in the third quarter, down 38% from last year's third quarter average of $19.38. Prices did show strength towards the end of the quarter reaching $15.97 on September 30. Currently, crude prices have significantly fallen back to the low $14 level.

     Gulf Coast storms did not seriously impact Crown's operations, but did effect other refineries and, in fact, were partially responsible for the price increase in late September. Our refineries at Houston and Tyler operated well during the period at capacity utilization rates marginally above industry averages.

     Crown's retail marketing segment results were positive for the quarter. Third quarter same store merchandise sales showed a 1.8% increase over the same 1997 period although margins were consistent. Crown's same-store gross retail gasoline margins increased 36% for the third quarter while retail gasoline gallonage was down 2%.

          In early 1999, Crown is anticipating a proposed rule from the U.S. Environmental Protection Agency (EPA) which will likely require a significant reduction in gasoline sulfur content. The amount and effective date of that reduction will influence the timing of anticipated capital investments at both refineries. Crown has been involved in deliberations concerning the proposed rule and has represented its interests with EPA and industry trade groups.

                Sincerely,


                /s/ - - Henry A. Rosenberg, Jr.
                HENRY A. ROSENBERG, JR.
                Chairman of the Board,
                Chief Executive Officer and President

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

  Crown Central Petroleum Corporation and Subsidiaries
      Dollars in thousands, except per share data

                                Nine Months Ended
                                   September 30
                                1998           1997
                              --------       ---------
Sales and operating revenues  $979,254       $1,203,654

(Loss) income before income
taxes                          (18,809)          31,854

Net (loss) income              (12,811)          19,896

Net (loss) income per share
   Basic                      $  (1.30)      $     2.04
   Diluted                       (1.30)            2.03

Weighted average shares used
in the computation of (loss)
income per share
   Basic                      9,829,683      9,738,821
   Diluted                    9,829,683      9,816,985


                                Three Months Ended
                                   September 30
                                1998           1997
                              --------       ----------
Sales and operating revenues  $312,461       $  414,473

(Loss) income before income
taxes                            5,558           17,540

Net (loss) income                3,083           11,265

Net (loss)income per share
   Basic                      $   0.31       $     1.16
   Diluted                        0.31             1.12

Weighted average shares used
in the computation of (loss)
income per share
   Basic                      9,839,282       9,748,174
   Diluted                    9,873,177      10,049,672


-------------------------------------------------------------
To conform to the 1998 presentation, Sales and operating revenues for the three and nine months ended September 30,, 1997 have been restated. These restatements had no effect on the net income or net income per share amounts previously reported.

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

CROWN CENTRAL PETROLEUM CORPORATION
OPERATING STATISTICS

                                       Nine Months Ended
                                         September 30
                                          1998      1997
                                        --------  --------
COMBINED REFINERY OPERATIONS
----------------------------
Production (BPD - M)                        158       159
Production (MMbbl)                         43.2      43.4
Sales (MMbbl)                              47.4      42.8
Gross Margin ($/bbl)                       1.77      3.18
Gross Profit ($MM)                         84.0     136.1
Operating Cost ($/bbl)                    (2.12)    (2.24)
Operating Cost ($MM)                     (100.6)    (96.1)
Refining Operating (Loss)                 (16.6)     40.0
   Profit  ($MM)

RETAIL
-------
Number Stores                               342       339
Volume (pmps - Mgal)                        128       130
Volume (MMgal)                              395       396
Gasoline Gross Margin ($/gal)             0.118     0.105
Gasoline Gross Profit ($MM)                46.8      41.5

Merchandise Sales (pmps - $M)              27.2      25.8
Merchandise Sales ($MM)                    83.7      78.7
Merchandise Gross Margin (%)               30.8      30.6
Merchandise Gross Profit ($MM)             25.8      24.1

Retail Gross Profit ($MM)                  72.6      65.6
Retail Operating Costs (pmps - $M)        (20.4)    (18.0)
Retail Operating Costs ($MM)              (62.6)    (54.9)
Retail Non-Operating (Expense) ($MM)       (0.6)     (0.9)
Retail Operating Profit ($MM)               9.4       9.8

WHOLESALE/TERMINAL
  OPERATING (LOSS) PROFIT ($MM)            (4.3)     (2.9)

OTHER
----------
LIFO Recovery (Provision) ($MM)            18.9      15.0
Corporate Overhead  ($MM)                 (18.0)    (15.2)
Net Interest (Expense) ($MM)               (9.2)     (8.8)
Other Income(Expense)($MM)                  1.0      (6.0)
Income Tax Benefit(Expense)($MM)            6.0     (12.0)

Total Net (Loss) Income($MM)              (12.8)     19.9

Depreciation & Amortization ($MM)          25.2      23.2
Net Interest Expense ($MM)                  9.2       8.8
LIFO (Recovery) Provision ($MM)           (18.9)    (15.0)
(Gain) from Asset Disposals ($MM)          (0.4)     (0.4)
Income Tax (Benefit) Expense($MM)          (6.0)     12.0

EBITDAAL ($MM)                             (3.7)     48.5

Capital Expenditures ($MM)                 25.8      20.4


                                       Three Months Ended
                                          September 30
                                          1998      1997
                                        --------  --------
COMBINED REFINERY OPERATIONS
-----------------------
Production (BPD - M)                       158       158
Production (MMbbl)                        14.6      14.5
Sales (MMbbl)                             16.3      15.0
Gross Margin ($/bbl)                      2.57      4.16
Gross Profit ($MM)                        41.8      62.3

Operating Cost ($/bbl)                   (2.10)    (2.23)
Operating Cost ($MM)                     (34.1)    (33.4)
Refining Operating (Loss)
  Profit ($MM)                             7.7      28.9

RETAIL
-----------------------
Number Stores                              342       339
Volume (pmps - Mgal)                       133       132
Volume (MMgal)                             136       134
Gasoline Gross Margin ($/gal)            0.129     0.092
Gasoline Gross Profit ($MM)               17.6      12.3

Merchandise Sales (pmps - $M)             29.4      27.6
Merchandise Sales ($MM)                   30.2      28.1
Merchandise Gross Margin (%)              30.6      30.1
Merchandise Gross Profit ($MM)             9.2       8.4

Retail Gross Profit ($MM)                 26.8      20.7
Retail Operating Costs (pmps - $M)       (20.1)    (18.5)
Retail Operating Costs ($MM)             (20.6)    (18.8)
Retail Non-Operating (Expense)($MM)       (0.3)     (0.1)
Retail Operating Profit ($MM)              5.9       1.8

WHOLESALE / TERMINAL
  OPERATING (LOSS) PROFIT ($MM)           (1.1)      1.2

OTHER
----------
LIFO Recovery (Provision) ($MM)            3.1      (1.7)
Corporate Overhead  ($MM)                 (6.2)     (4.7)
Net Interest (Expense) ($MM)              (3.1)     (2.9)
Other Income(Expense)($MM)                (0.7)     (5.0)
Income Tax Benefit(Expense)($MM)          (2.5)     (6.3)

Total Net (Loss) Income($MM)               3.1      11.3

Depreciation & Amortization ($MM)          8.6       7.9
Net Interest Expense ($MM)                 3.1       2.9
LIFO (Recovery) Provision ($MM)           (3.1)      1.7
(Gain) from Asset Disposals ($MM)         (0.2)     (0.3)
Income Tax (Benefit) Expense $MM)          2.5       6.3

EBITDAAL ($MM)                            14.0      29.8

Capital Expenditures ($MM)                 9.1       8.2


BPD = Barrels Per Day
bbl = barrel or barrels as applicable
gal = gallon or gallons as applicable
pmps = per month per store
M = in thousands
MM = in millions

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